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                                                                     Exhibit 5.1


                  [OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]



May 8, 2003

Select Comfort Corporation
6105 Trenton Lane North
Minneapolis, Minnesota 55442

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Select Comfort Corporation, a Minnesota corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Rule 462(b) Registration Statement") pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Act"), filed by the Company with the Securities and Exchange Commission under the Act relating to the offer and sale by the selling shareholders (the "Selling Shareholders") named in the Initial Registration Statement (as defined below) of up to 1,030,000 additional shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and 154,500 shares of Common Stock that may be purchased at the option of the underwriters to cover over-allotments, if any (collectively, the "Additional Shares"). The Rule 462(b) Registration Statement relates to the Company's Registration Statement on Form S-3, (Registration No. 333-103469) filed with the Securities and Exchange Commission (the "Commission") on February 27, 2003 under the Act and Pre-Effective Amendments Nos. 1, 2, 3, 4 and 5 to such Registration Statement filed with the Commission on April 3, 2003, April 15, 2003, April 17, 2003, April 17, 2003 and May 7, 2003, respectively (the "Registration Statement"), relating to the sale of 5,992,500 shares of Common Stock (including 772,500 shares subject to an over-allotment option).

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates or statements of officers of the Company, certificates of public officials and other documents we have deemed necessary or appropriate as a basis for the opinions expressed herein. As to the various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon officers of the Company. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1. The Additional Shares, which are being offered and sold by the Selling Shareholders pursuant to the Rule 462(b) Registration Statement, are validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.



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We hereby consent to the filing of this opinion as Exhibit 5.1 to the Rule
462(b) Registration Statement, to its use as part of the 462(b) Registration Statement, including the prospectus constituting a part thereof, as originally filed and as subsequently amended or supplemented.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP

OPPENHEIMER WOLFF & DONNELLY LLP